Settlement Agreement
                                (Zigmed/HumaScan)

     WHEREAS, Zigmed Corporation ("Zigmed") and HumaScan Inc. ("HumaScan") are parties in an agreement for Zigmed to produce and HumaScan to purchase one (1) Sensor Manufacturing machine and one (1) Assembly and Packaging machine (collectively the "Manufacturing Line"), as contained in Zigmed's proposal #193-2, HumaScan's Purchase Order of May 10, 1996, and specifications and drawing dates January 1, 1991 and March 10, 1995 (collectively the "Manufacturing Agreement"), and a Guarantee and Amendment Agreement among Zigmed, HumaScan, and Zsigmond G. Sagi ("Z. G. Sagi") dated December 20, 1995 (the "Guarantee Agreement").

     WHEREAS, certain disputes have arisen under the Manufacturing Agreement and the Guarantee Agreement and the parties wish to resolve all such disputes as hereinafter set forth, to execute mutual releases and to obtain peace; and

     NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the mutual release of claims and resolution of disputes as hereinafter indicated, the parties agree as follows:

     1. In full satisfaction of all payment and other monetary obligations due from HumaScan to Zigmed, HumaScan will pay Zigmed the sum of $105,000 at the signing of the Settlement Agreement and will deliver 30,000 warrants exercisable for five years from the date of this Settlement Agreement to acquire HumaScan stock at 20% above the market value per share at the closing price on the date of this Settlement Agreement, and will pay Zigmed $105,000 on the six-month anniversary of the date of the Settlement Agreement.

     2. Should the payments and warrant delivery called for by this Settlement Agreement not be made as required by this paragraph, and should such default in payment or delivery continue uncured for a period of ten business days, then instead of the amounts due hereunder the amount of $425,000 shall immediately become due and owing without any further notice and without any right of any set-off or defense whatsoever, such rights and defenses having been waived.

     3. In consideration of the foregoing the parties have executed mutual general releases annexed hereto as Exhibit A.

     4. The parties acknowledge that they are settling all claims with regard to the timeliness of delivery, the quality or function of the Manufacturing Line and its compliance with the contractual specifications, and the sufficiency of any information, drawing, or specification delivered or not delivered from Zigmed or others to HumaScan. All other rights of Zigmed with respect to the Manufacturing Line, or Proprietary Information or Confidential Information and

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any limitations on HumaScan's rights or use of Proprietary Information of
Confidential Information as set forth in the Manufacturing Agreement remain in effect.

     5. Except to the extent expressly provided herein, by entering into this Settlement Agreement, neither Zigmed, nor HumaScan, nor Sagi shall be deemed to have made any admission against its respective interest, or admitted any alleged liability, wrongdoing or violation of any rule, regulation or statute.

     6. This Settlement Agreement sets forth the entire understanding between the parties, and all previous discussions, understandings, representations, negotiations, and agreements with respect to the matters included in this Settlement Agreement are merged herein. This Settlement Agreement may be signed in counterpart.

     7. HumaScan acknowledges that it is settling any and all claims with regard to the delivery date, value, cost, effectiveness of manufacture, speed or function of the Manufacturing Line, the Invention, the Licensed Product, the Licensed Process or the technology or know-how, or of any other information or right granted in the Manufacturing Agreement. HumaScan hereby expressly acknowledges that it has no right whatsoever to rely on any other representation, warranty, comment, belief, document or information of any kind provided by Zigmed or Zsigmond G. Sagi to HumaScan.

     8. Should any provision of this Settlement Agreement require interpretation or construction, it is agreed that because both parties, by their respective attorneys, have fully participated in the preparation of all provisions of this Settlement Agreement, any court or arbitrator, in interpreting or construing this Settlement Agreement, shall not apply any presumption based upon the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same.

     9. The Warrants listed on Schedule B shall be exercisable at the market value per share at the closing price on the date of this Settlement Agreement and shall vest on the dates and in the amounts as set forth on Schedule B; shall have a term of five (5) years from date of vesting and shall be adjusted from time to time as necessary to reflect stock splits, stock dividends, consolidation, combination or reclassification of the common stock of HumaScan. The Warrants shall also be exercisable on a cashless basis and such cashless exercise provision shall be similar to that contained in options granted by HumaScan to its officers, directors and employees. HumaScan shall use its best efforts to register the underlying shares of common stock for resale under the Securities Act of 1933, as amended ("Securities Act"), and the "blue sky" laws of such States as are reasonably requested by the holders, within six months after this Settlement Agreement, provided that HumaScan shall not be required to register such shares in any State in which such registration would cause (x) HumaScan to be obligated to register or license to do business in such State or
(y) the principal stockholders of HumaScan to be obligated to escrow their shares of capital stock of HumaScan. HumaScan shall bear all fees and expenses attendant

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 to registering the shares of common stock underlying the Warrants but the holders of such shares shall pay any commission and expenses of any underwriter representing the holders and the fees and expenses of any legal counsel representing them in connection with the sale of such shares. HumaScan and such holders shall provide each other with customary indemnification, and HumaScan shall cause any registration statement filed pursuant to such registration rights to remain effective until the earlier of (x) the date on which all of the underlying shares have been sold by the holders thereof, or (y) the first date on which all shares of Common Stock underlying the Warrants are eligible for resale by the holders pursuant to the provisions of Rule 144(k) under the Securities Act.

     Dated: May 15, 1998           HumaScan Inc.

                                   By /s/ Donald Brounstein
                                      --------------------------------
                                      Donald Brounstein, President
                                      By direction of the Board

                                   Zigmed Inc.

                                   By /s/ Zsigmond G. Sagi
                                      --------------------------------
                                      Zsigmond G. Sagi, President
                                      By direction of the Board

                                   By /s/ Zsigmond G. Sagi
                                      --------------------------------
                                      Zsigmond G. Sagi, Individually

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